                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                                PRO IMAGE, INC.,

                            PI ACQUISITION, L.C. and

                               RENTRAK CORPORATION



                             Dated: December 6, 1996

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 6, 1996, by and among Rentrak Corporation, an Oregon corporation ("Rentrak"), Pro Image, Inc., a Utah corporation ("Seller"), and PI Acquisition, L.C., a Utah limited liability company ("Buyer").

                                    RECITALS
                                    --------

                  A.   Seller is a wholly owned subsidiary of Rentrak.

                  B. Seller is a franchisor of certain retail sports apparel stores listed on Schedule 2.1(g) of the Disclosure Schedule (as defined herein)
                 ---------------
pursuant to the terms of certain franchise agreements (the "Franchise Agreements") listed on Schedule 2.1(g) of the Disclosure Schedule. The franchise
                       ---------------
operations of Seller as franchisor under the Franchise Agreements are hereinafter referred to as the "Franchise Business" and the franchisees under the Franchise Agreements are hereinafter referred to as the "Franchisees."

                  C. Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Acquired Assets (as defined in Section 1.2), which constitute substantially all of the assets used by Seller in connection with the Franchise Business.

                  D. Buyer and Seller are ready, willing and able to effect the transfer of ownership in the Acquired Assets on the terms, and subject to the conditions, described herein.

                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS
                      ------------------------------------

         1.1      The Closing.
                  -----------
         Subject to the conditions set forth herein, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before December 9, 1996, at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah, or such other date and place as may be agreed upon by Buyer and Seller (the date of the Closing being hereinafter referred to as the "Closing Date"). In the event the Closing has not occurred on or before December 9, 1996, any party hereto may terminate this Agreement by written notice to the others, and thereafter no party hereto shall have any continuing liability under this Agreement to any other party hereto with respect to the transactions contemplated hereby.

         1.2      Purchase and Sale of Acquired Assets.
                  -------------------------------------

                  (a) Subject to the terms of this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, encumbrances, charges or claims other than Permitted Liens (as defined in Section 2.1(d)), substantially all of Seller's assets used in the operation of the Franchise Business, including without limitation the assets of Seller set forth below (collectively, the "Acquired Assets"):

                      (i) the Franchise Agreements and all of Seller's rights and obligations under the Franchise Agreements;

                      (ii) all of Seller's accounts receivable from Franchisees which are due and payable under the Franchise Agreements or due and payable to Seller or its wholly owned subsidiary, TPI Distributors, Inc. ("TPI Distributors") (and assigned to Seller by TPI) as of the Closing Date (the "Accounts Receivable") (but excluding, and the term "Accounts Receivable" shall exclude, any accounts receivable due and payable in connection with the Marketing Fund described in
                  Section 6.9, any accounts receivable owed by Franchisees whose stores have all closed prior to the Closing Date, any accounts receivable attributable to royalties owed by Franchisees for time periods after November 30, 1996, and any other accounts receivable specifically identified as being excluded (e.g., by being stricken through) by Buyer and Seller on the schedule of accounts receivable to be provided at Closing pursuant to subsection 5.2(a)(i) below);

                      (iii) any letters of credit deposited with Seller by foreign Franchisees as security for certain of the Accounts Receivable;

                      (iv) all of Seller's rights to unpaid amounts due the Marketing Fund described in Section 6.9 from Franchisees, but excluding the Marketing Fund bank account and all sums on deposit therein as of the Closing Date;

                      (v) the Proprietary Rights (as defined in Section 2.1(h)), together with all goodwill associated therewith;

                      (vi) all (A) records and lists of Seller pertaining primarily to the Acquired Assets, (B) records and lists of Seller pertaining primarily to the Franchise Business, including lists of Franchisees of Seller under the Franchise Agreements, (C) all books, ledgers, files, reports, plans, drawings and operating records of every kind and in every form (including computer records) (collectively, the "Records") maintained by Seller and pertaining primarily to the Franchise Business, but excluding, without limitation, (x) the originals of Seller's minute books, stock books and tax returns and (y) any copies of such Records that Seller shall make prior to the Closing which Seller deems necessary or desirable to the operation of its non-franchise retail sports apparel business (the "Non-Franchise Business");

                     (vii) to the extent transferable, all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating primarily to, the Franchise Business or the Acquired Assets (subject to the following, the "Licenses"), excluding any of the same which are used only in the operation of the Non-Franchise Business, including the tradename, service mark and trademark "Team Spirit;"

                      (viii) twenty (20) workstations consisting of the
                  items listed on Schedule 1.2(a)(viii) of the Disclosure
                                  ---------------------
                  Schedule; provided, however, that Seller is only required to deliver possession to Buyer at the Closing of a minimum of twelve (12) workstations (as specifically described on
                  Schedule 1.2(a)(viii)) and may deliver the remaining
                  --------------------
                  workstations to Buyer as provided in Section 6.3;

                      (ix)   the personal property more specifically
                  described on Schedule 1.2(a)(ix) of the Disclosure Schedule;
                               -------------------
                  provided, however, that Buyer and Seller shall work in good faith to enable Seller to share with Buyer the use of items
                  (i) and (xii) on a mutually acceptable basis (not involving the payment of funds by Seller) through April 30, 1997; and

                      (x) all accounts receivable attributable to royalties owed by Franchisees for time periods after November 30, 1996.

         1.3      Purchase Price of Acquired Assets and Payments.
                  ----------------------------------------------

         The purchase price (the "Purchase Price") for the Acquired Assets shall consist of the following:

                  (a) $800,000.00 in cash payable by Buyer by wire transfer of immediately available funds on the Closing Date; plus

                  (b) $400,000.00 payable by Buyer delivering a promissory note to Seller at Closing in the form attached hereto as Exhibit A (the
                                                             ---------
         "Purchase Note"), which shall not bear interest (unless and until a default occurs thereunder) and shall be due and payable in full on December 23, 1996; plus

                  (c)  The AR Payment as defined and paid pursuant to
         Section 6.1 hereof.

The Purchase Note, Buyer's obligation to make the AR Payment to Seller and any other obligations of Buyer to Seller under this Agreement shall be secured by a security interest in favor of Seller in all of the Acquired Assets, provided that Seller agrees that its security interest in the Acquired Assets shall be fully junior and subordinate to any liens and security interests granted to Buyer's commercial lenders in the Acquired Assets, up to a maximum amount of $500,000 of such senior debt. Seller agrees to further evidence this subordination by signing such further subordination agreements and other documents as may be requested by Buyer's commercial lenders, in form reasonably acceptable to Seller and such lenders. Seller's junior security interest in the Acquired Assets shall be granted pursuant to the terms of a Security Agreement in the form of Exhibit B attached
                                                              --------
hereto.

         1.4  Assumed Liabilities and Obligations.
              -----------------------------------

         In connection with the purchase by Buyer of the Acquired Assets, Buyer shall assume (i) any liability or obligation of Seller (a) to refund the Marketing Fund in accordance with Section 6.9, but only to the extent of liabilities or obligations owed to Franchisees (in an aggregate amount not to exceed $136,009), or (b) to repay to any Franchisees the deposits made by Franchisees identified on Schedule 1.4 hereto (the "Distribution Deposits"), in
                          ------------
each case whether such obligation arose or arises prior to, on or after the Closing Date, and (ii) all obligations and liabilities accruing, arising out of, or relating to the period commencing at 12:01 a.m. on the Closing Date under the Franchise Agreements (collectively, the "Assumed Liabilities"). Subject to
Section 4.3, the Assumed Liabilities are the only obligations and liabilities of Seller assumed by Buyer in connection with Buyer's purchase of the Acquired Assets and, notwithstanding anything to the contrary contained herein, Buyer shall not be deemed to have assumed any other liabilities or obligations of Seller of any kind, including without limitation, debts, liabilities or obligations in respect of any breach of any Franchise Agreement occurring prior to 12:01 a.m. on the Closing Date.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

         2.1  Representations and Warranties of Seller and Rentrak.
              ----------------------------------------------------

         As an inducement to Buyer to enter into this Agreement, Seller and Rentrak hereby jointly and severally represent and warrant to Buyer that, except as set forth in the written disclosure schedule delivered to Buyer herewith (the "Disclosure Schedule"), as of the date hereof:

              (a) Corporate Existence. Seller is a corporation duly
                  -------------------
organized, validly existing and in good standing under the laws of the State of Utah and Rentrak is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

              (b) Corporate Power and Authorization. Each of Seller and
                  ---------------------------------
Rentrak has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other documents required to be executed and delivered by it hereunder, the execution, delivery and performance of which have been duly authorized by all necessary corporate action by Seller and Rentrak.

              (c) Binding Obligations. This Agreement and all documents
                  -------------------
required to be executed and delivered by Seller and Rentrak hereunder, constitute or will constitute, when executed and delivered, legal, valid and binding obligations of Seller and Rentrak, enforceable against Seller and Rentrak in accordance with their terms except as limited by bankruptcy, reorganization, moratorium or other similar laws relating to creditors' rights generally, or by equitable principles, whether considered in an action at law or equity.

                  (d) Title. Seller has good and marketable title to the
                      -----
Acquired Assets, free and clear of any liens, encumbrances, charges or claims (collectively, "Liens"), except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value of the assets subject thereto or interfere with the present use thereof, and have not arisen other than in the ordinary course of business (collectively, the "Permitted Liens"), and at Closing Seller will convey good and marketable title to the Acquired Assets to Buyer, free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing, the parties acknowledge that Wells Fargo Bank National Association ("Wells Fargo") has filed liens against the Acquired Assets. Seller shall cause such liens to be released within five (5) days after the Closing Date. The Acquired Assets constitute all of the material assets required to operate the Franchise Business, except for the distribution business operated by TPI Distributors (which is not being transferred hereby).

                  (e) Litigation and Claims. No suit, action or other proceeding
                      ---------------------
or investigation is pending or, to Seller's knowledge, threatened before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part. Except as set forth in Schedule 2.1(e), there are no pending, or to Seller's knowledge, threatened or anticipated claims, actions, suits, criminal prosecutions, governmental audits or investigations, arbitrations or proceedings by or against Seller or its affiliates relating to or affecting the Acquired Assets or the Franchise Business.

                  (f) No Conflict or Violation. Neither the execution, delivery
                      ------------------------
or performance by Seller or Rentrak of this Agreement nor the consummation by Seller or Rentrak of the transactions contemplated hereby, nor compliance by Seller or Rentrak with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Seller or Rentrak, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance, lien, charge or claim upon any of the Acquired Assets (other than as contemplated hereby) under, any of the terms, conditions or provisions of any contract, lease, permit or other written instrument (including the Franchise Agreements) (1) to which Seller or Rentrak is a party or (2) by which any Acquired Assets are bound, (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award or
(iv) impose any encumbrance, lien, restriction or charge on any of the Acquired Assets or the Franchise Business (other than as contemplated hereby).

                  (g) Franchise Agreements; Franchisees. Schedule 2.1(g) of the
                      ---------------------------------  ---------------
Disclosure Schedule lists all of the Franchise Agreements that Seller is a party to with respect to the Franchise Business and accurately sets forth the current royalty fee for each such Franchise Agreement. True and correct copies of all of the Franchise Agreements together with all amendments, schedules and exhibits thereto have been delivered to Buyer. All of the Franchise

Agreements constitute legal, valid and binding obligations of Seller and, to Seller's knowledge, the third parties thereto, and are in full force and effect and will be in full force and effect immediately after the Closing Date. Except as described in Schedule 2.1(g) of the Disclosure Schedule, (i) Seller has
                ---------------
complied and, to Seller's knowledge, all other parties to the Franchise Agreements have complied, in all material respects with the provisions thereof,
(ii) no party is in material default thereunder (other than a default of a payment obligation which is disclosed in Schedule 2.1(g) of the Disclosure
                                         ---------------
Schedule), (iii) as of the Closing Date, no party to a Franchise Agreement is more than 60 days in default of a payment obligation under a Franchise Agreement, (iv) no Franchisee has any rescission right with respect thereto, and
(v) no notice of any claim of default thereunder has been given to Seller or Rentrak. With respect to the Franchisees, (i) Seller has entered into written Franchise Agreements with all of its Franchisees, (ii) except as described in
Schedule 2.1(g) of the Disclosure Schedule, all rights under the Franchise
---------------
Agreements shall continue unchanged after the Closing Date pursuant to their terms without the consent of any person or the payment of any penalty, the incurrence of any additional obligation or change of any term or provision thereof, (iii) all agreements and understandings with regard to the Marketing Fund are set forth in the Franchise Agreements or the Marketing Fund By-Laws.

                  (h) Trademarks and Copyrights. For purposes of this Agreement,
                      -------------------------
the phrase "Proprietary Rights" means all service marks, trademarks, trade names, logos, designs, good will pertaining to the foregoing, advertising, promotional materials, sales materials, sound recordings, artwork, designs, prints, visuals, graphics, software, computer programs, source codes, object codes, moral rights, copyrights, copyright protected works, inventions, devices, patents, patent rights, shop rights, trade secrets, confidential information, know-how, technological information, all derivative works, variations and modifications to the foregoing, all documents, items and materials that relate to or arise from the foregoing, all registrations, renewals, pending applications and rights under the laws of the United States, foreign countries and international conventions that relate to or arise from the foregoing, all contract rights, claims, causes of action, benefits and advantages that relate to or arise from the foregoing, whether finished, under development or otherwise, whether in tangible, magnetic, digital or any other form, format or medium, whether or not published, copyrighted, patented, registered or suitable therefore, that have been or are used or contemplated for use in the operation of Seller's Franchise Business, including, but not limited to, those listed in
Schedule 2.1(h) attached hereto and by this reference made a part hereof. Each
---------------
item of the Proprietary Rights has been duly applied for, registered with, filed in, or issued by the appropriate domestic or foreign governmental authority, to the extent described in Schedule 2.1(h) of the Disclosure Schedule, and, to such
                        ---------------
extent, each such application, registration, filing or issuance remains in full force and effect. Seller has the right to use all of the Proprietary Rights throughout the geographic area in which Seller currently conducts its business and, on the Closing Date, to the knowledge of Seller, the use by Buyer of the Proprietary Rights will not infringe or conflict with valid intellectual property rights of others. Each Franchisee has the right to use the Proprietary Rights as provided in, and in accordance with, its Franchise Agreement (to the extent in compliance with the Franchise Agreement). Except as described in
Schedule 2.1(h) of the Disclosure Schedule, neither Seller nor Rentrak has
---------------
received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. The use of the Proprietary Rights by Seller and its affiliates (including the use by any Franchisee in accordance with its Franchise

Agreement) is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights or similar rights or interests, and no proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that Seller's or its affiliates' use or proposed use (including the use or proposed use by any Franchisee in accordance with its Franchise Agreement) of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All of the Proprietary Rights constitute valid and enforceable rights of Seller and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. The representations and warranties contained in this Section 2.1(h) are limited in their application to the existing store locations of Seller, and Buyer shall have no right to indemnification under said representations and warranties with respect to store locations opened or acquired by Buyer after the Closing. To the knowledge of Seller and Rentrak, except as disclosed in Schedule 2.1(h) of the Disclosure
                                           ---------------
Schedule, there is no restriction on Seller's right to export merchandise to any existing store location which is operated by a Franchisee as of the date hereof. Seller does not have or use in the conduct of the Franchise Business any patents or inventions and has not filed any patent applications.

                  (i) Consents and Registrations. Schedule 2.1(i) lists all
                      --------------------------  ---------------
material authorizations, consents, waivers, approvals, orders, or filings or registrations with any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other person or entity, required to be made or obtained by Seller for or in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby.

                  (j) Licenses. Except as disclosed in Schedule 2.1(j) of the
                      --------                         ---------------
Disclosure Schedule, all Licenses are, as of the date hereof and as of the Closing Date, in full force and effect. Schedule 2.1(j) of the Disclosure
                                        ---------------
Schedule contains a list of all Licenses and applications for Licenses currently held by Seller, none of which are transferable or are being transferred to Buyer at Closing. Seller is not in material default, nor has it received any notice of any claim of default, with respect to any such License. No present or former shareholder, directors, officer or employee of Seller, or any affiliate of any of them, or any other person, firm, corporation or other entity owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Seller owns, possesses or uses in connection with the Franchise Business.

                  (k) Tangible Personal Property. The Acquired Assets consisting
                      --------------------------
of tangible personal property are in good operating condition and repair and are usable in the ordinary course of business consistent with past practice and conform in all material respects to all applicable governmental requirements relating to their use and operation.

                  (l) Marketing Fund. Seller has previously provided Buyer with
                      --------------
a true and correct copy of the Pro Image National Marketing Fund By-Laws (the "Marketing Fund By-Laws"), as in effect as of the date hereof. As of the date hereof, Seller has borrowed approximately $291,527 from the Marketing Fund.

          (m)  Material Misstatements or Omissions; Disclosure Schedule.  No
               --------------------------------------------------------
representations or warranties by Seller or Rentrak in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant hereto, including with out limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Disclosure Schedule shall be deemed for all purposes of this Agreement to constitute an integral part of this Agreement and of the representations and warranties of Seller and Rentrak herein.

     2.2  Representations and Warranties of Buyer.
          ---------------------------------------

     As an inducement to Seller and Rentrak to enter into this Agreement, Buyer makes the following representations and warranties as of the date hereof:

          (a)  Company Existence.  Buyer is a limited liability company duly
               -----------------
organized, validly existing and in good standing under the laws of the State of Utah.

          (b)  Company Power and Authorization.  Buyer has the requisite limited
               -------------------------------
liability company power and authority to execute, deliver and perform this Agreement and all other documents required to be executed and delivered by Buyer hereunder, the execution, delivery and performance of which have been duly authorized by all necessary company action.

          (c)  Binding Obligations.  This Agreement and all documents required
               -------------------
to be executed and delivered by Buyer hereunder, constitute or will constitute, when executed and delivered, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms except as limited by bankruptcy, reorganization, moratorium or other similar laws relating to creditors' rights generally, or by equitable principles, whether considered in an action at law or equity.

          (d)  Consents and Registrations.  Schedule 2.2(d) lists all material
               --------------------------   ---------------
authorizations, consents, waivers, approvals, orders, or filings or registrations with any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other person or entity, required to be made or obtained by Buyer for or in connection with the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

          (e)  Financial Ability. Buyer has the financial, business and
               -----------------
franchise experience and resources available to enable Buyer to consummate the transactions contemplated hereby and to operate the Franchise Business after the Closing.

          (f)  Identity of Certain Investors. No investor in Buyer is a current
               -----------------------------
or former franchisee of Seller. With the exceptions of David E. Riley, Cory Setterburg, Ryan Laws, Shane Prescott, Cory Kennedy, Mike Stevens, Craig Spencer and Jana Bennett, no investor in Buyer has been an employee of Seller at any time during the past two years.

                                 ARTICLE III

                        PRE-CLOSING COVENANTS OF SELLER
                        -------------------------------

     Subject to the terms and conditions contained herein, Seller hereby covenants and agrees with Buyer as follows:

     3.1  Execution and Delivery of Documents.
          -----------------------------------

          On or prior to the Closing Date, Seller shall deliver to Buyer each of the documents listed in Section 5.2(a).

     3.2  Brokers and Finders.
          -------------------

          Seller shall pay any fees or commission incurred in connection with any brokers or finders that it has retained on account of the transactions contemplated by this Agreement. Seller shall indemnify Buyer and hold it harmless from and against any claims for such fees or commissions to the full extent of such claims, notwithstanding anything to the contrary contained in
Section 6. 1

                                   ARTICLE IV

                         PRE-CLOSING COVENANTS OF BUYER
                         ------------------------------

     Subject to the terms and conditions contained herein, Buyer hereby covenants and agrees with Seller and Rentrak as follows:

     4.1  Execution and Delivery of Documents.
          -----------------------------------

          On or prior to the Closing Date, Buyer shall deliver to Seller each of the documents listed in Section 5.3(b).

     4.2  Brokers and Finders.
          -------------------

          Buyer shall pay any fees or commission incurred in connection with any brokers or finders that it has retained on account of the transactions contemplated by this Agreement. Buyer shall indemnify Seller and hold it harmless from and against any claims for such fees or commissions to the full extent of such claims, notwithstanding anything to the contrary contained in
Section 6.1

     4.3  JBI Agreement
          -------------

          Buyer hereby acknowledges that on October 18, 1996, Seller entered into a Termination Agreement (the "JBI Agreement") with Jazz Basketball Investors, Inc., a Utah corporation ("JBI"), a copy of which is attached as Exhibit C hereto, pursuant to which Seller and JBI, among other things,
---------
terminated various franchise agreements. Buyer agrees to be bound by all of the provisions set forth in the JBI Agreement, including, without limitation (i) the right of JBI to use the name "Pro Image" during the time period and in the manner described in Section 4 thereof and (ii) the non-competition covenant contained in Section 4 thereof; provided, however, Buyer does not assume, and shall have no obligation to indemnify JBI under Section 6 of the JBI Agreement for, any liability or damages under the JBI Agreement caused by Seller or its affiliates. It is intended by the parties hereto that JBI be a third-party beneficiary of Buyer's obligations in this Section 4.3.

                                   ARTICLE V

                             CONDITIONS TO CLOSING
                             ---------------------

     5.1  Mutual Conditions.
          -----------------

          The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a)  No Suit.  No suit, action or other proceeding or investigation
               -------
     shall to the knowledge of any party hereto be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

          (b)  Board Approval.  Prior to the Closing Date, the board of
               --------------
     directors of each of Buyer and Seller shall have approved the transactions contemplated in this Agreement.

     5.2  Conditions to Buyer's Obligations.
          ---------------------------------

          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Seller shall have delivered to Buyer the following documents on or prior to the Closing Date:

               (i) a schedule setting forth Seller's good faith determination as to the Accounts Receivable as of the Closing Date (which shall reflect all credits due to Franchisees which are known to Seller as of the Closing
     Date);

               (ii) an executed assignment and assumption agreement substantially in the form attached as Exhibit D hereto, assigning all of
                                           ---------
     Seller's rights and obligations under the Franchise Agreements to Buyer (the "Franchise Assignment and Assumption Agreement");

               (iii) an executed assignment substantially in the form attached as Exhibit E hereto, assigning the Proprietary Rights to Buyer (the
        ---------
     "Proprietary Rights Assignment Agreement");

               (iv) one or more executed bills of sale substantially in the form attached as Exhibit F hereto, conveying in the aggregate all of the
                      ---------
     Acquired Assets (the "Bills of Sale"); and

               (v) all other documents, certificates and instruments reasonably requested by counsel for Buyer or which are necessary to effect the transfer and assignment to Buyer of all right, title and interest in and to the Acquired Assets or to effectuate and carry out all of the provisions of this Agreement.

          (b) All representations and warranties made by Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

          (c) Rentrak and Seller hereby waive any non-compete or other restrictions that would prevent Buyer from hiring former employees of Seller.

          (d) Buyer shall have been provided a copy of a payoff letter from Wells Fargo indicating the total amount required to repay in full all obligations of Seller to Wells Fargo, and Buyer shall have received reasonable assurances from Wells Fargo that upon payment at Closing of the $800,000 portion of the Purchase Price, Seller will have repaid in full all sums owed by it to Wells Fargo and Wells Fargo will release all of its security interests and liens against the Acquired Assets.

     5.3  Conditions to Seller's Obligations.
          ----------------------------------

          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Buyer shall have tendered for delivery to Seller $800,000.00 pursuant to Section 1.3(a).

          (b)  Buyer shall have delivered to Seller the following documents:

               (i) the executed Promissory Note, related Security Agreement and any related UCC-1 financing statements;

               (ii) an executed Franchise Assignment and Assumption Agreement pursuant to which Buyer assumes all of Seller's rights and obligations under the Franchise Agreements;

               (iii) releases in form reasonably acceptable to Seller and the individuals involved, signed by each of Buyer's investors who has been an employee of Seller at any time during the last two years, releasing Seller from any claims of each such individual against Seller or Rentrak relating to such individual's prior employment by Seller (provided that such individuals will not be required to sign such a release until their employment with Seller has in fact terminated and until they have satisfactorily settled all outstanding claims for unpaid vacation, commissions and other salary related claims against Seller); and

               (iv) all other documents, certificates and instruments reasonably requested by counsel for Seller which are necessary to effectuate and carry out all of the provisions of this Agreement.

          (c) All representations and warranties made by Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

                                 ARTICLE VI

                COVENANTS OF SELLER AND BUYER AFTER THE CLOSING
                -----------------------------------------------

     6.1  Calculation and Payment of Accounts Receivable.
          ----------------------------------------------

          (a) As soon as practicable following the Closing, but in no event more than 30 days thereafter, Seller and Buyer shall agree in good faith upon the actual amount of the Accounts Receivable transferred by Seller to Buyer on the Closing Date, giving effect to any verifiable credits which were due any Franchisee as of the Closing Date which were not credited against the account of such Franchisee as of the Closing Date on the schedule of Accounts Receivable delivered to Buyer by Seller pursuant to Section 5.2(a)(i). From and after the Closing Date, until February 28, 1997, Buyer shall use commercially reasonable efforts to collect Accounts Receivable. Subject to the provisions of subsection 6.1(b) below, on the fifteenth day of each month immediately following the Closing until February 28, 1997 (or if such day is not a business day, the immediately following business day), Buyer shall pay to Seller, by cashiers check in immediately available funds, an amount equal to 80% of all Accounts Receivable collected by Seller in the preceding month (or, if less than a full month, the preceding period). For purposes of the preceding sentence, (a) any draw by Seller against letters of credit transferred by Seller to Buyer at the Closing from any Franchisee shall be deemed to be monies "collected" for purposes of the preceding sentence, (b) if Buyer shall disband the Marketing Fund and if Buyer sets off against any Accounts Receivable any refund or reimbursement due any Franchisee from the Marketing Fund, then the aggregate amount of such setoff shall be deemed to be monies "collected" for purposes of the preceding sentence, and (c) any setoff by Buyer of Distribution Deposits against Accounts Receivable (which setoffs shall be deemed to reduce the balance of Accounts Receivable remaining uncollected) will not be deemed to be monies "collected" for purposes of the preceding sentence. On March 15, 1997, Buyer shall pay Seller, by cashiers check in immediately available funds, an amount equal to (a) 40% of the uncollected Accounts Receivable as of February 28, 1997, less (b) all Distribution Deposits outstanding on such date which have not been used by Buyer to setoff against Accounts Receivable. The aggregate amount of payments payable by Buyer to Seller pursuant to this Section 6.1 shall be referred to herein as the "AR Payment."

     (b) Notwithstanding the provisions of subsection 6.1(a) above, Buyer shall be entitled to retain (and not pay over to Seller) the first $170,011 [the Marketing Fund amount attributable to Franchisees, divided by .8] of Accounts Receivable collected from the Franchisees, and such sum shall be deemed to reduce the balance of Accounts Receivable remaining uncollected. Said amount is intended to reimburse Buyer for that portion of the Marketing Fund attributable to the Franchisees.

     6.2  Collection.
          ----------

          On and after the Closing Date, Seller shall not undertake or continue any collection efforts with respect to any Accounts Receivable or other amounts owed by Franchisees to Seller or its affiliates. Seller shall have the right, however, to collect accounts receivable that are not being sold and transferred to Buyer pursuant to this Agreement.

     6.3  Delivery of Additional Workstations
          -----------------------------------

          If, pursuant to Section 1.2, less than twenty (20) workstations are delivered by Seller at the Closing, Seller shall deliver to Buyer on or before March 31, 1997, additional workstations such that, including the workstations delivered pursuant to Section 1.2, a total of twenty (20) workstations are delivered to Buyer.

     6.4  Seller's Name Change.
          --------------------

          Seller shall change its corporate name within five (5) business days after the Closing Date to a name that does not include the words "Pro Image."

     6.5  Noncompete.
          ----------

          Each of Seller and Rentrak hereby agrees that it will not at anytime for a period of two years after the date of the Closing (i) operate any retail sports apparel store (other than any retail sports apparel store included in the Non-Franchise Business as of the Closing Date) within five (5) miles of any of the retail sports apparel stores constituting the Franchise Business, or (ii) sell any retail sports apparel franchise.

     6.6  Confidentiality.
          ---------------

          Except in connection with, and to the limited extent necessary for, the operation or sale of the Seller-owned stores or as may be required or, upon advise of counsel, deemed advisable under applicable securities laws, neither Seller nor Rentrak will use or disclose to any third party any confidential information relating to the Franchise Business or the Acquired Assets

     6.7  Consents and Registrations.
          --------------------------

          As expeditiously as practicable after the Closing, Buyer shall take the necessary steps to become a franchisor with respect to the Franchise Business in each state within the United States in which Seller currently operates retail sports apparel stores as part of its Non-Franchise Business.

     6.8  Buyer-Seller Franchise Agreement
          --------------------------------

          On or before March 31, 1998, Buyer shall, if so requested by Seller, enter into with Seller Buyer's then standard franchise agreement with respect to any Seller-owned store; provided, however, under no circumstances shall the royalty fee to be paid by Seller thereunder exceed 4.0% and provided further that if 20 or more Seller-owned stores elect to continue in the franchise system after March 31, 1998, Seller shall enter into a 10 year franchise agreement with respect to such stores, at a royalty rate not to exceed 2.0%.

     6.9  Post-Closing Administration of Marketing Fund.
          ---------------------------------------------

          Buyer and Seller each acknowledge that Seller currently operates a national marketing fund (the "Marketing Fund") on behalf of the Franchisees and the Non-Franchise Business stores currently operated by Seller. Seller terminated the Marketing Fund effective as of November 1, 1996. As of the Closing Date, the Marketing Fund includes $136,009 attributable to stores operated by the Franchisees. After the Closing and in any event on or before February 28, 1997, as and proportionately to the extent Buyer actually collects funds pursuant to subsection 6.1(b) above, Buyer agrees to refund (or, if it so chooses, setoff against uncollected Accounts Receivable) that portion of the Marketing Fund attributable to the Franchisees (in an aggregate amount not to exceed $136,009).

     6.10 Further Assurances.
          ------------------

          (a) On and after the Closing Date, each of Seller, Rentrak and Buyer shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof. Furthermore, Seller and Rentrak agree, upon Buyer's reasonable request, to cooperate with and to take commercially reasonable steps to assist Buyer after the Closing Date to obtain any consents or approvals necessary for Buyer to continue to operate the Franchise Business in substantially the same manner as operated by Seller prior to the Closing; provided, however, nothing herein shall require either Rentrak or Seller to provide financial assistance of any sort to Buyer after the Closing or to otherwise spend any monies in connection with seeking such consents or approvals.

          (b) Without limiting the generality of the foregoing, Seller agrees to cooperate with Buyer in amending any letters of credit previously provided by Franchisees (heretofore naming Seller or its affiliates as beneficiary) so as to name Buyer as the beneficiary thereof, and in the event Buyer and Seller are unable to obtain such an amendment to any letter of credit against which Buyer deems it necessary to make a draw, Seller agrees to make the draw on Buyer's behalf (as requested by Buyer) and to cause the proceeds of the draw to be paid immediately to Buyer.

     6.11 Seller's Right to Use Name.
          --------------------------

          Until March 31, 1998, Buyer and Seller agree that Seller shall retain a nonexclusive, nonassignable (except as provided below) right to use the tradename, service mark and trademark "Pro Image" (the "Mark") in connection with Seller's company stores constituting its Non-Franchise Business, as currently engaged, provided that: (i) Seller shall not be required to make any royalty, license or other payments to Buyer for use of said Mark until March 31, 1998; (ii) the nature and quality of all services and goods offered or sold by Seller at all Seller owned stores in connection with the Mark shall conform to standards furnished in writing to Seller by Buyer from time to time, provided such standards are consistent with those applicable to Franchisees after the Closing; (iii) Seller shall permit Buyer and its designees the opportunity to inspect Seller's Non-Franchise retail store operations, upon reasonable notice and during normal working hours, to the extent necessary to assure compliance with the above-described standards, and Seller shall obtain the approval of Buyer with respect to all advertising and other items bearing the Mark prior to use thereof (which approval shall not be unreasonably withheld), use the Mark in the form and manner and with appropriate legends and notices as prescribed from time to time by Buyer (to the extent consistent with restrictions imposed on Franchisees after the Closing), and otherwise cooperate with Buyer with respect to the foregoing; (iv) Seller may transfer its rights under this Section to a purchaser of one or more of Seller's company stores (other than Dan Dixon), provided that such purchaser, in connection with such assignment, enters into a new franchise agreement with Buyer on Buyer's then current form of franchise agreement, providing, among other things, that after December 31, 1997, Buyer's then effective royalty rates shall apply to such franchise agreement, and also provided that the term of such franchise agreement shall be at least equal in length to the period of time remaining under any existing franchise agreement between such purchaser and Buyer, and (v) after March 31, 1998, Seller shall, as to each of its Seller owned stores, either (a) cease to use the Mark and all names and marks similar or related thereto, and cease to be a part of the Buyer's franchise system, or (b) enter into a new franchise agreement with Buyer, as provided for in Section 6.8 hereof; and (vi) in all events, the rights retained under this Section 6.11 shall terminate and be of no further force or effect on and after March 31, 1998.

     6.12 Buyer's Investors.
          -----------------

          For a period of twelve (12) months after the Closing Date, Buyer agrees that it will not sell any equity interest in Buyer to any current or former franchisee or employee of Seller, unless said investor signs a release in a form mutually acceptable to Seller and said investor, releasing any claims of such investor against Seller or Rentrak relating to such investor's prior employment or franchisee relationship with Seller (provided that former employees will not be required to sign such a release until their employment or other relationship with Seller has in fact terminated and until they have satisfactorily settled all outstanding claims for unpaid vacation, commissions and other salary related claims against Seller).

     6.13 International Leads.
          -------------------

          Seller agrees to use commercially reasonable efforts to cause any nonemployee consultants used by Seller to provide Buyer with information concerning any potential international franchisees; provided that nothing herein shall require Seller to pay any sums of money for such information.

     6.14 Office Lease.
          ------------

          Buyer and Seller agree to cooperate after the Closing in negotiations with Seller's current office landlord in Bountiful, Utah, to attempt to enter into separate leases for mutually acceptable portions of the current office space occupied by Seller; provided, however, that no provision of this Agreement shall be deemed to require Seller to modify its existing lease in a manner unacceptable to Seller or to require Buyer to enter into a lease on terms unacceptable to Buyer.

                                 ARTICLE VII

                                INDEMNIFICATION
                                ---------------

     7.1  Indemnification.
          ---------------

          (a) Seller and Rentrak shall, jointly and severally, defend, indemnify, save and hold harmless Buyer and its affiliates, officers, directors, principals, attorneys, agents, employees or other representatives (collectively, the "Buyer Indemnified Parties") from and against any and all litigation, costs, liabilities, obligations, damages, taxes, losses, deficiencies, claims, demands and expenses (including legal fees and expenses) (collectively, "Damages") incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement,
     (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or (iii) the operation of the Franchise Business (including without limitation the formation and operation of the Marketing
     Fund) prior to the Closing Date. Buyer shall defend, indemnify, save and hold harmless Seller and its affiliates, officers, directors, principals, attorneys, agents, employees or other representatives (collectively, the "Seller Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (t) any liability or obligation to repay to any Franchisee any Distribution Deposit, (u) any obligation to Franchisees for amounts due such Franchisee from the Marketing Fund (as and to the extent of sums collected by Buyer pursuant to subsection 6.1(b) above, in an aggregate amount not to exceed $136,009), (v) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement, (w) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement, (x) the performance of all duties and obligations under the Franchise Agreements which Buyer has expressly assumed pursuant to the terms of this Agreement or the Franchise Assignment and Assumption Agreement with respect to time periods after the Closing Date, (y) any violations on or after the Closing Date of any exclusive territory provision contained in any Franchise Agreement resulting from the operation of any retail sports apparel store by Buyer, any affiliate of Buyer or any existing franchisee or future franchisee (not including any Franchisee) of Buyer or (z) the failure of Buyer to be qualified as a franchisor in any jurisdiction or be qualified to sell any franchise within the Franchise Business after the Closing. Notwithstanding the foregoing, (a) no Buyer Indemnified Party or Seller Indemnified Party (collectively, the "Indemnified Parties") shall be entitled to seek indemnification pursuant to this Section 6.1 unless and until the aggregate amount of Damages suffered by such Indemnified Party exceeds $37,500 (the "Threshold Amount"), in which event such Indemnified Party shall be entitled to seek indemnification pursuant to this Section
     6.1 for only the amount of Damages actually incurred by such Indemnified Party in excess of the Threshold Amount, (b) no Buyer Indemnified Party shall be entitled to seek indemnification pursuant to this Section 6.1 after the aggregate amount of all Damages actually indemnified by Seller hereunder equals (I) $800,000 until the Purchase Note has been paid, or
     (II) $1,200,000 after the Purchase Note has been paid, and (c) no Seller Indemnified Party shall be entitled to seek indemnification pursuant to this Section 6.1 after the aggregate amount of all Damages actually indemnified by Buyer hereunder equals (I) $800,000 until the Purchase Note has been paid, or (II) $1,200,000 after the Purchase Note has been paid.

          (b) If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this
     Section 6.1, such Indemnified Party shall promptly notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail.
     The party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") shall have twenty (20) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen and paid for by such Indemnified Party. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Party within twenty (20) days after receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties (i.e. the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be) of unconditional release from all liability with respect to such claim or consent to entry of any judgment.

          (c) Buyer may withhold and set off against any amounts otherwise due to Seller any amount as to which Seller or Rentrak is obligated to indemnify Buyer hereunder.

                                  ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

     8.1  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties made by each of the parties in this Agreement or pursuant hereto shall survive until January 31, 1998. The covenants of the parties hereto shall survive the Closing pursuant to the terms of this Agreement.

     8.2  No Assignment.  This Agreement may not be assigned or transferred by
          -------------
either party hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     8.3  Waivers.  The waiver in any particular instance or series of instances
          -------
of any term of this Agreement or any breach hereof by either party shall be in writing and shall not constitute a waiver of such term or condition or of any breach thereof in any other instance.

     8.4  Amendment.  This Agreement is subject to amendment only by subsequent
          ---------
written agreement among, and executed by, the parties hereto.

     8.5  Expenses.  Unless otherwise provided herein, each party shall bear and
          --------
pay all expenses incurred by it, including legal and accounting fees and expenses.

     8.6  Arbitration.  If there is a dispute or claim concerning the
          -----------
interpretation of this Agreement, and the relative rights and obligations of the parties hereunder, the parties agree that each party will provide written notice of any claim or dispute under this Agreement, and will use best efforts for a period of 15 days following delivery of such notice to agree upon a mutually acceptable attorney to act as an arbitrator of such claim or dispute. If the parties are not able to agree on a mutually satisfactory arbitrator within the foregoing 15-day period, each party will designate an attorney and the two attorneys so designated will select a third attorney to act as an arbitrator of such claim or dispute. Any such arbitration shall be conducted in Denver, Colorado in accordance with the rules of the American Arbitration Association. The decision of any arbitrator selected in accordance with this Section 8.6 will be final and binding upon the parties. The fees of any arbitrator will be borne by the non-prevailing party as determined by said arbitrator. The fees for any attorney designated by a party for purposes of selecting an arbitrator will be borne by such party. In order to be selected as an arbitrator pursuant to this
Section 8.6, an attorney must be an equity partner (or comparable) of a law firm located in Denver, Colorado with 25 or more attorneys and must be experienced in commercial transactions.

     8.7  Notices.  Unless otherwise provided herein, all notices and other
          -------
communications hereunder shall be in writing and shall be deemed given if delivered personally, upon receipt (with telephonic verification thereof) if telecopied, telexed or sent by facsimile or upon receipt if mailed, such mailing to be by registered, overnight or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Buyer:         PI ACQUISITION, L.C.
                                    1866 North 150 East
                                    Centerville, Utah  84014

               with a copy to:      Ray, Quinney & Nebeker
                                    79 South Main Street, 5th Floor
                                    Salt Lake City, Utah 84111
                                    Attn: James M. Dester

          (b)  if to Seller:        PRO IMAGE, INC.
                                    c/o Rentrak Corporation
                                    7227 N.E. 55th Avenue
                                    Portland, Oregon  97218
                                    Attn:  F. Kim Cox

               with a copy to:      Latham & Watkins
                                    505 Montgomery St., Suite 1900
                                    San Francisco, California  94111
                                    Attn:  Scott R. Haber

     8.8  Public Announcements.  Neither Buyer nor Seller nor any of their
          --------------------
respective affiliates shall make any public announcements (including, without limitation, any announcement to any employees, customers or suppliers) in respect of this Agreement or otherwise communicate with any news media prior to the Closing Date; provided, however, that Seller and its affiliates may make such announcements as may be required or, upon advise of counsel, deemed advisable under applicable securities laws, and provided further that Buyer may make such announcements as it deems appropriate after the Closing Date.

     8.9  Separability.  In the event that any Article, Section or portion
          ------------
hereof is declared invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect.

     8.10 Headings.  The headings in this Agreement are for convenience of
          --------
reference only and shall not limit, control or otherwise affect the meaning or construction of the provisions of this Agreement.

     8.11 Governing Law.  The construction and performance of this Agreement
          -------------
shall be governed by the laws of the State of Utah, without regard to its principles of conflicts of laws.

     8.12 Counterparts.  This Agreement, together with the exhibits hereto,
          ------------
may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     8.13 Entire Agreement.  This Agreement, together with the exhibits hereto,
          ----------------
constitute the sole and entire existing agreement between the parties in respect of the subject matter contained herein. All prior agreements, conditions, practices, customs, usages and obligations are completely superseded and revoked insofar as any such prior agreement, conditions, practice, custom, usage or obligations might have given rise to any enforceable right.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

PI ACQUISITION, L.C.
a Utah limited liability company



By: /s/ David Riley
    -----------------------------------
    Name:  David Riley
    Title: Manager



PRO IMAGE, INC., a
Utah corporation



By: /s/ F. Kim Cox
    -----------------------------------
    Name:   F. Kim Cox
    Title:  Secretary



RENTRAK  CORPORATION, an
Oregon corporation



By: /s/ F. Kim Cox
    -----------------------------------
    Name:  F. Kim Cox
    Title: Vice President